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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                   INVESCO HIGH INCOME 2023 TARGET TERM FUND

A Joint Annual Meeting ("Meeting") of Shareholders of Invesco High Income 2023 Target Term Fund (the "Fund") was held on September 8, 2017. The Meeting was held for the following purpose:

(1)  Election of Trustees by Common Shareholders.

The  results of the voting on the above matter were as follows:

                                           Votes     Votes
Matter                                      For     Withheld
------                                   ---------- --------
(1)  David C. Arch...................... 21,870,405 174,556
     Teresa M. Ressel................... 21,898,549 146,412
     Larry Soll......................... 21,826,596 218,365
     Philip A. Taylor................... 21,801,453 243,508
     Christopher L. Wilson.............. 21,801,453 243,508